Exhibit 99.1

99.1	Press Release

The following Press Release was issued March 24, 2016:

Tengasco Announces Effective Date of Reverse Split of Company’s Common Stock

Greenwood Village, Colorado, March 24, 2016 -- Tengasco, Inc. (NYSE MKT: TGC) announced today that a reverse split of the Company’s common stock has become effective commencing with  trading in the Company’s common stock on March 24, 2016.

At a special meeting of the holders of common stock of Tengasco, Inc. (the “Company”) held on March 21, 2016, the stockholders approved a reverse split in a ratio of 1-for-10.  Thereafter the Company’s Board of Directors authorized implementation of the reverse split by filing of an amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State. The amendment was filed and became effective March 23, 2016. The reverse split has been approved by the NYSE MKT exchange for trading beginning March 24, 2016 under the Company’s current ticker symbol TGC.

Effective with trading on March 24, 2016, every ten shares of the Company's pre-reverse-split common stock are automatically combined into one share of common stock under a new CUSIP number.  Any fractional share that results from the reverse split is to be rounded up to the nearest whole number in post-reverse split shares. Each shareholder’s percentage ownership interest in the Company and proportional voting power remains unchanged after the reverse stock split except for minor changes and adjustments resulting from rounding of any fractional interest.

The majority of our shareholders own their stock beneficially but that stock is held of record in the name of their broker or other nominee (“in street name.”)  Those shares in street name are held in electronic format by Depositary Trust Corporation and administered through the broker/nominee on behalf of the beneficial owner.  As to shares held in street name, the changes resulting from the reverse split are generally handled directly by the broker/nominee and Depositary Trust Corporation on behalf of the beneficial owner.  Should you own shares that are held in street name, you should contact your broker with any question you may have about the process your broker will use in connection with the reverse split.

For each of the Company’s shareholders holding shares as physical stock certificates, the Company requires the exchange of those stock certificates for new certificates representing the post-split number of shares.  The exchange of physical certificates will be handled by the Company's transfer agent, Continental Stock Transfer & Trust Company, as the Exchange Agent.  Each shareholder holding a physical stock certificate will receive written instructions by mail from the Exchange Agent on how to surrender the old stock certificates and will also receive a letter of transmittal to accompany the old certificates when the old certificates are returned for exchange. Until the exchange occurs the old certificates will continue to represent the shareholder’s interests in the Company but will be adjusted for the post-split amount. If you own a physical stock certificate for Company stock and have any questions regarding the letter of transmittal or the exchange procedures, please contact Continental Stock Transfer & Trust Company at (212) 509- 4000.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2015 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company’s actual results could differ materially from the forward-looking statements.

Contact:	Cary V. Sorensen
720-420-4460